UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TRUMP ENTERTAINMENT RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TRUMP ENTERTAINMENT RESORTS, INC.

1000 Boardwalk at Virginia Avenue

Atlantic City, New Jersey 08401

Dear Stockholders:

You are invited to attend our 2006 Annual Stockholders’ Meeting at 8:30 a.m. on Thursday, April 27, 2006, at the law offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153 on the 25th floor.

The enclosed proxy statement contains details concerning the meeting. Please review this information carefully! Please note that our Board recommends that stockholders vote FOR the proposal listed in the proxy statement. Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card so that your shares will be counted. Your vote is important to us!

Sincerely,

James B. Perry
President, Chief Executive Officer and Director

Atlantic City, New Jersey

March 23, 2006

TRUMP ENTERTAINMENT RESORTS, INC.

NOTICE OF MEETING

The 2006 Annual Stockholders’ Meeting of Trump Entertainment Resorts, Inc. will be held on Thursday, April 27, 2006, commencing at 8:30 a.m., local time, at the law offices of Weil, Gotshal & Manges LLP, located at 767 Fifth Avenue, New York, New York 10153 on the 25th floor.

Please note that in order to attend the meeting, you must bring photo identification and the enclosed entrance pass with you. No one will be admitted to the meeting without them.

Stockholders are being asked to:

1.	Elect three Class II Directors for a three-year term; and

2.	Transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record owning shares of our Common Stock and Class B Common Stock at the close of business on March 20, 2006, the record date, are entitled to receive notice of the meeting and to vote. A complete list of these stockholders will be available for ten days prior to the meeting at our executive office in the Trump Taj Mahal Casino Resort, 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401 and will be made available at the meeting. Our transfer books will remain open following the record date.

At the close of business on the record date, there were 27,745,860 shares of our Common Stock and 900 shares of Class B Common Stock (which have the voting equivalency of 9,377,484 shares of Common Stock and are owned by Donald J. Trump) entitled to vote at the meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE

PROPOSAL LISTED IN THE PROXY STATEMENT.

Sincerely,

Robert M. Pickus
Executive Vice President, Secretary and General Counsel

Atlantic City, New Jersey

March 23, 2006

PROXY STATEMENT

Introduction

Our Board of Directors is soliciting proxies for the 2006 Annual Stockholders’ Meeting. This proxy statement contains important information for you to consider when deciding how to vote at the meeting. Please read it carefully!

In this proxy statement, “TER” shall refer to Trump Entertainment Resorts, Inc., a Delaware corporation, and words such as “we,” “us,” “our,” and “our company” shall mean TER and its subsidiaries, including, Trump Entertainment Resorts Holdings, L.P. (“TER Holdings”), and each of their respective predecessors-in-interest, Trump Hotels & Casino Resorts, Inc. and Trump Hotels & Casino Resorts Holdings, L.P., which we collectively refer to as “THCR.”

Our principal executive offices are located at the Trump Taj Mahal Casino Resort at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401. The main telephone number of our executive offices is (609) 449-5573. A copy of our 2005 Annual Report, this proxy statement and the accompanying proxy card and entrance pass are first being sent or given to stockholders on or about March 27, 2006.

Date, Time and Place

The meeting will be held at 8:30 a.m., local time, on Thursday, April 27, 2006, at the law offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 on the 25th floor.

Matters to be Considered

At the meeting, stockholders will be asked to elect three Class II Directors to our Board. See “ELECTION OF CLASS II DIRECTORS.” The Board does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

Stockholders as of the close of business on March 20, 2006, the record date, are entitled to receive notice of and to vote at the meeting. As of the record date, there were 27,745,860 shares of our Common Stock outstanding and 900 shares of our Class B Common Stock outstanding. Each share of our Common Stock is entitled to one vote. The 900 shares of our Class B Common Stock, all of which are owned by Donald J. Trump, represent Mr. Trump’s limited partnership interest in TER Holdings, and have the voting equivalency of 9,377,484 shares of our Common Stock. TER is the sole general partner, as well as a limited partner, of TER Holdings.

Our Common Stock and Class B Common Stock will vote as a single class on the election of Class II Directors.

In order to attend the meeting, you must bring photo identification and the enclosed entrance pass.

Required Votes

The affirmative vote of a plurality of shares of Common Stock and Class B Common Stock, voting as a single class, present in person or by proxy and entitled to vote at the meeting is required for the election of directors. Consequently, only shares that are voted in favor of a particular nominee will be counted. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee, including broker non-votes, will not be counted toward each nominees’ achievement of a plurality.

Donald J. Trump, our Board’s Chairman, beneficially owns 9,379,696, or approximately 25.3% of the shares of our Common Stock outstanding as of the record date, including 9,377,484 shares of Common Stock represented by 900 shares of our Class B Common Stock. These amounts exclude 2,664,639 shares of our Common Stock issuable upon the exercise of warrants held by Mr. Trump which do not have any voting rights until exercised. Mr. Trump has advised us that he intends to vote for the election of each Class II Director named herein. In addition to Mr. Trump’s holdings, all our other directors and executive officers beneficially own in the aggregate approximately 1.4% of our Common Stock outstanding at the record date, excluding shares of our Common Stock issuable upon the exercise of options and warrants.

Voting and Revocation of Proxies

Stockholders are requested to date, sign and promptly return their proxy card in the enclosed postage prepaid envelope. Voting instructions are provided on the proxy card.

Shares represented by properly executed proxy cards, received by us which are not later revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, executed proxies will be voted FOR the election of each Class II Director.

You can vote one of three ways for the election of the Class II Directors. By checking the appropriate box on your proxy card, you may:

•	Vote FOR all of the Class II Directors as a group;

•	WITHHOLD AUTHORITY to vote for all the Class II Directors; or

•	Vote FOR all the Class II Directors as a group except for those nominees you specifically identify on the appropriate line.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form you receive from them.

If a stockholder does not return a signed proxy card or attend the meeting and vote in person, his or her shares will not be voted.

A proxy card may be revoked at any time before it is exercised by executing and delivering a later-dated proxy card to the Secretary of our company at our address set forth herein by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our 2005 Annual Report and proxy statement, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in “householding” will continue to receive separate proxy cards.

If you are eligible for “householding,” but you and other stockholders of record with whom you share an address currently receive multiple copies of the 2005 Annual Report and/or the proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our stock transfer agent, Continental Stock Transfer & Trust Company (in writing: 2 Broadway, 19th Floor, New York, New York 10004; Attention: Bruce Jacoby; by telephone: (212) 509-4000).

If you participate in “householding” and wish to receive a separate copy of the 2005 Annual Report or this proxy statement, or if you do not wish to participate in “householding” and prefer to receive separate copies of these documents in the future, please contact Continental Stock & Transfer Company as indicated above.

Beneficial owners can request information about “householding” from their banks, brokers or other holders of record.

ELECTION OF CLASS II DIRECTORS

Director Information

In accordance with our Restated Certificate of Incorporation (our “Charter”) and our voting agreement with Mr. Trump, both of which became effective in conjunction with our plan of reorganization on May 20, 2005 (the “Effective Date”), our Board consists of nine directors but can be increased to ten in the event our Chief Executive Officer is not already a director. See “Certain Relationships and Related Party Transactions, Agreements with Mr. Trump” for a description of the voting agreement.

Our Board is divided into three classes, Class I, Class II and Class III, each of which consists of three directors. The current Class I Directors are Wallace B. Askins, Edward H. D’Alelio and James J. Florio. The current Class II Directors are Cezar M. Froelich, Michael A. Kramer and Don M. Thomas. The current Class III Directors are Morton E. Handel, James B. Perry and Donald J. Trump. Mr. Trump currently serves as our Board’s Chairman.

Pursuant to our Charter, one Class I Director, two Class II Directors, and two Class III Directors are designated as “Class A Directors.” The current Class A Directors are Messrs. D’Alelio, Froelich, Handel, Kramer and Perry.

The Class A Directors, as a group, have the sole authority and power to nominate persons to serve as Class A Directors and to fill any vacancy in the position of Class A Director until the earlier of (i) the date immediately following our 2010 Annual Stockholders’ Meeting or (ii) such time as our stockholders fail to elect Mr. Trump to our Board (the “Class A Nomination Period”), subject to applicable law and stock exchange and securities market rules (“Applicable Law”). Pursuant to the terms of our Charter and our voting agreement with Mr. Trump, during the Class A Nomination Period, each Class A Director must be re-nominated to serve for successive terms unless such director declines or is unable to be so re-nominated. During the Class A Nomination Period, each committee of the Board must be comprised of a majority of Class A Directors.

Pursuant to our Charter, one Class I Director, one Class II Director and one Class III Director must be designated as an “Investor Board Member.” The current Investor Board Members are Messrs. Askins, Thomas and Trump.

Pursuant to the terms of our voting agreement with Mr. Trump and as long as Mr. Trump’s service agreement is in effect (the “Investor Nomination Period”), Mr. Trump is entitled to nominate three Investor Board Members (which number will be reduced to the extent Mr. Trump’s beneficial ownership of our Common Stock falls below levels detailed in the voting agreement); provided that Mr. Trump is one of the Investor Board Members at all times. Subject to Applicable Law, in the event that, during the Investor Nomination Period, any Investor Board Member is unable to serve or is removed or withdraws from the Board, Mr. Trump shall designate a replacement (a “Substitute Investor Board Member”), and we agree to take all necessary action within our power to cause the election of the Substitute Investor Board Member, and upon the written request of Mr. Trump, to remove, with cause, any relevant Investor Board Member.

Pursuant to our Charter and the voting agreement, one Class I Director must be designated as the “Mutual Board Member.” The current Mutual Board Member is Mr. Florio.

Subject to Applicable Law, during the Investor Nomination Period, so long as Mr. Trump owns not less than 5% of our Common Stock, we will take all action necessary to cause the nomination for election as a director the Mutual Board Member. The Mutual Board Member must be acceptable to Mr. Trump; provided, that, if Mr. Trump owns less than 5% of our Common Stock, the Mutual Board Member must be acceptable to a majority of Class A Directors. Subject to Applicable Law, in the event that a Mutual Board Member is unable to serve or is removed or withdraws from the Board, Mr. Trump shall designate a replacement (the “Substitute Mutual Board Member”) during the Investor Nomination Period, and we shall designate the Substitute Mutual

Board member thereafter, provided, that, during the Class A Nomination Period, the Substitute Mutual Board Member shall be acceptable to a majority of the Class A Directors serving on the Board at such time.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2009

Three Class II Directors are to be elected to our Board at this year’s stockholders’ meeting. Each nominee is expected to hold office until the 2009 Annual Stockholders’ Meeting or until his successor has been duly elected and qualified. The persons named on the proxy card will, unless contrary instructions are received, vote the shares represented by the proxy card FOR the election of the three Class II Director nominees specified below. All of the nominees listed below are currently Class II Directors of our Board. Should any one or more of the nominees become unable to serve for any reason or decide not to serve or stand for election, neither of which is anticipated, the Board may designate substitute nominees as set forth below, in which event the persons named on the proxy card will vote FOR the election of such substitute nominee or nominees.

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Cezar M. Froelich	Mr. Froelich, age 60, has been serving as a Class II Director of our Board since the Effective Date. Mr. Froelich is one of the founding partners of Shefsky & Froelich Ltd., a law firm founded in 1972. Prior to founding the firm, Mr. Froelich served as a Staff Securities Attorney with the SEC.

Michael A. Kramer	Mr. Kramer, age 38, has been serving as a Class II Director of our Board since the Effective Date. Since September 2005, Mr. Kramer has been the Chief Executive Officer of Kramer Capital Partners, an investment banking firm. From January 2001 through April 2005, Mr. Kramer was a Managing Director of Greenhill & Co., Inc. where he headed the firm’s restructuring group and served as a member of the firm’s Management Committee. From June 1989 through April 2001, Mr. Kramer was employed by Houlihan Lokey Howard & Zukin, a national investment banking firm, where he served from 1997 to 2000 as a Managing Director in charge of the firm’s restructuring group and as a member of the firm’s Board of Directors.

Don M. Thomas	Mr. Thomas, age 75, has been serving as a Class II Director of our Board since the Effective Date, and also served on the Board and Board committees of THCR and certain of its subsidiaries from THCR’s initial public offering in June 1995 until the Effective Date. Since January 1985, Mr. Thomas has been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Thomas was serving as a director of THCR and certain of its subsidiaries. Mr. Thomas is active on the boards of several not-for-profit organizations.

The Board recommends a vote FOR the above-named nominees.

Members of the Board of Directors Continuing in Office

The following Class III Directors are expected to serve until the 2007 Annual Stockholders’ Meeting:

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Donald J. Trump, Chairman of the Board

Mr. Trump, age 59, has been serving as a Class III Director and as the Chairman of our Board since the Effective Date, and served as the Chairman of the Board of THCR and certain of its subsidiaries from THCR’s inception in 1995 to the Effective Date. Mr. Trump served as the Chief Executive Officer of THCR and certain of its subsidiaries from July 2000 to the Effective Date and as the Chief Executive Officer of TER and certain of its subsidiaries from the Effective Date to July 2005. From July 2000 through October 2004, Mr. Trump also served as the President of THCR and certain of its subsidiaries. Mr. Trump is also currently the President and Chief Executive Officer of The Trump Organization, LLC, a privately held entity wholly-owned by Mr. Trump which is in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Trump was serving as Chief Executive Officer and Chairman of the Board of THCR and certain of its subsidiaries.

James B. Perry, President & Chief Executive Officer

Mr. Perry, age 56, has been serving as a Class III Director of our Board since the Effective Date. Since July 6, 2005, Mr. Perry has been serving as our Chief Executive Officer. Since July 19, 2005, Mr. Perry has been serving as our President. Mr. Perry was President of Argosy Gaming Company from April 1997 through July 2002 and Chief Executive Officer of Argosy Gaming Company from April 1997 through May 2003. Mr. Perry also served as a member of the Board of Directors of Argosy Gaming Company from 2000 to July 2005.

Morton E. Handel	Mr. Handel, age 70, has been serving as a Class III Director of our Board since the Effective Date and as Lead Director of our Board since June 2005. Since 1998, Mr. Handel has been serving as the Chairman of the Board of Directors of Marvel Entertainment, Inc., a publicly held publishing and entertainment company. Mr. Handel also serves on the Audit Committee, Compensation Committee and Corporate Governance Committee of the Board of Directors of Marvel Entertainment, Inc. Mr. Handel served as a member of the Board of Directors of Linens n’ Things, a publicly held company, from 2000 to 2006, and served on its Board’s Audit Committee and Corporate Governance Committee. Mr. Handel is also a Regent of the Board of Regents of the University of Hartford and is active on the boards of several not-for-profit organizations in the Hartford area.

The following Class I Directors will continue to serve until the 2008 Annual Stockholders’ Meeting:

Name and present position, if any, with the company	Age, period served as director, other business experience during the last five years and family relationships, if any
Wallace B. Askins	Mr. Askins, age 75, has been serving as a Class I Director of our Board since the Effective Date and had served on the Board of THCR and certain of its subsidiaries since its initial public offering in June 1995 until the Effective Date. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Askins was serving as a director of THCR and certain of its subsidiaries.

Edward H. D’Alelio	Mr. D’Alelio, age 53, has served as a Class I Director of our Board since the Effective Date. Mr. D’Alelio also serves as Executive-in-Residence and as a member of the College Management Advisor Board at the University of Massachusetts, College of Management. Mr. D’Alelio was the Managing Director and Chief Investment Officer of the Fixed Income Group at Putnam Investments, Inc. from 1989 to 2002. Mr. D’Alelio is a member of the Board of Trustees of the Newman School and St. Mary’s Children’s & Infants Center, a member of the Board of Governance of Caritas Christi Healthcare, and a member of Investment Committee and Finance Committee of Caritas Christi Healthcare. He is also a member of the Investment Committee of the University of Massachusetts Foundation and a director of Doane Pet Care, Inc. Mr. D’Alelio has over 30 years experience in investing in leveraged companies, including investment experience in Atlantic City gaming companies since the inception of gaming in Atlantic City.

James J. Florio	Mr. Florio, age 68, has been serving as a Class I Director of our Board since the Effective Date. Mr. Florio was the Governor of the State of New Jersey from 1990 to 1994. Mr. Florio served in the United States Congress from 1974 through 1990, and prior to such time served three terms in the New Jersey General Assembly. Mr. Florio has been the Chief Executive Officer of Xspand Corporation, an asset management company based in Morristown, New Jersey, since its founding in 2000. Currently, Mr. Florio is Of Counsel to the law firm of Florio & Perrucci and a Professor for Public Policy and Administration at the Blaustein Graduate School of Public Policy at Rutgers, The State University of New Jersey. Mr. Florio currently serves on the Board of Directors of Plymouth Financial Company, Inc.

All members of the Board and nominees for director are United States citizens and have the necessary licenses and qualifications required by casino gaming regulatory authorities.

INFORMATION CONCERNING

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Director Independence

Pursuant to our Corporate Governance Guidelines, our Board is required to affirmatively determine that a majority of our directors have no relationship that would interfere with his exercise of independent judgment in carrying out his responsibilities and meets any other relevant qualification requirements imposed by the SEC and the Nasdaq National Market, the principal market on which our common stock is traded (“Nasdaq”). A copy of our Corporate Governance Guidelines is available free of charge on our website, www.trumpcasinos.com. The Board has determined, after considering all relevant facts and circumstances, that all of its members, other than Donald J. Trump and James B. Perry, are “independent” as defined by the rules and regulations promulgated by the SEC and Nasdaq.

Meetings and Committees

From January 1, 2005 until the Effective Date (the “Pre-Effective Date Period”), THCR’s Board of Directors met three times. From the Effective Date until December 31, 2005, our Board met eight times.

Currently, our Board has four committees: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Corporate Governance and Nominating Committee; and (iv) the Executive Committee. Such committees’ charters are available free of charge on our website, www.trumpcasinos.com. During the Pre-Effective Date Period, THCR’s Board of Directors had four committees: (i) the Audit Committee; (ii) the Compensation Committee; (iii) the Corporate Governance and Nominating Committee; and (iv) the Special Committee. The following is a brief description of the duties and responsibilities of each the committees and the names of Board members serving on each committee.

Audit Committee

The responsibilities of the Audit Committee include, but are not limited to: selecting, appointing, dismissing, compensating and overseeing our independent auditors; pre-approving all auditing and non-auditing serves to be provided by the independent auditors; overseeing the independence and qualification of our independent auditors; and overseeing the performance of our company’s internal audit function. A copy of the Audit Committee Charter is available on our website.

During the Pre-Effective Date Period, the Audit Committee of THCR’s Board of Directors met with management and the independent auditors four times. From the Effective Date to December 31, 2005, the Audit Committee of our Board met with management and the independent auditors ten times. The members of the Audit Committee are Michael A. Kramer (Chairman), Wallace B. Askins and Edward H. D’Alelio. Our Board has determined that Mr. Kramer is qualified as a “financial expert” within the meaning of the regulations of the United States securities laws.

Compensation Committee

The Compensation Committee provides assistance to the Board in overseeing our compensation policies and practices, including those related to incentive compensation and equity-based plans, retention severance and retirement programs, and any other employee benefit plans or programs. The Compensation Committee reviews and recommends for Board approval the compensation and other material employment terms of our senior executive officers. The Compensation Committee Charter is available on our website.

The Compensation Committee of THCR’s Board of Directors did not meet during the Pre-Effective Date Period. From the Effective Date to December 31, 2005, the Compensation Committee of our Board met four times. The current members of the Compensation Committee are Morton E. Handel (Chairman), Edward H. D’Alelio and Don M. Thomas.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for, among other things, developing and recommending to the Board the governance processes and principles applicable to us, reviewing our corporate governance practices and guidelines, coordinating and overseeing the annual self-evaluation of the role and performance of the Board and its committees and recommending for Board approval determinations as to director independence. Nominations for election of director are not made by the committee and the committee does not consider director candidates recommended by stockholders because nominations are made pursuant to our voting agreement with Mr. Trump as described under “Election of Class II Directors—Director Information.” The Corporate Governance and Nominating Committee Charter is available on our website.

The Corporate Governance and Nominating Committee of THCR’s Board of Directors did not meet during the Pre-Effective Date Period. From the Effective Date to December 31, 2005, the Corporate Governance and Nominating Committee met four times. The current members of the Corporate Governance and Nominating Committee are James J. Florio (Chairman) and Cezar M. Froelich.

Executive Committee

The Executive Committee is responsible for, among other things, providing advice and counsel to management with respect to strategy and business plans, including on issues related to potential mergers, acquisitions, divestitures, capital restructuring, prospective offerings, stock splits and approving routine matters. The Executive Committee Charter is available on our website.

The Executive Committee was established on the Effective Date. The Executive Committee met two times during the 2005 fiscal year. The current members of the Executive Committee are Donald J. Trump (Chairman), Cezar M. Froelich and Morton E. Handel.

Special Committee

The Special Committee of THCR’s Board was appointed as part of a court-approved settlement agreement and was empowered to vote on any matters which required approval of a majority of the independent directors of THCR, including transactions with affiliates. The Special Committee oversaw, monitored, assisted, advised and managed THCR’s Board on the company’s reorganization. The Special Committee of THCR’ s Board consisted of Wallace B. Askins, Don M. Thomas and Robert J. McGuire, a former director of THCR, and met ten times. The Special Committee was disbanded as of the Effective Date.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter, the Executive Committee Charter and the independence of non-management members of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference in a filing.

Attendance

All directors attended at least 75% of the meetings of the Board and committees of the Board on which they served. Under our Corporate Governance Guidelines, each director is expected to devote the time and effort necessary to fulfill their responsibilities as a director, including by attending meetings of the stockholders, the Board and committees on which he is a member. All directors attended the 2005 Annual Stockholders’ Meeting held on October 6, 2005.

Code of Business Conduct

We have a Code of Business Conduct, which is applicable to all our directors, officers and certain management and supervisory employees. The Code of Business Conduct is available free of charge either on our website or by writing to our Secretary.

Code of Ethics

We have a Code of Ethics for our directors and principal executive officers, including, among others, our Chief Executive Officer and senior financial officers and the members of our Board. The Code of Ethics is available free of charge either on our website or by writing to our Secretary.

If we make any substantive amendments to the Code of Ethics or grants any waivers therefrom, we are required to disclose the nature of such amendment or waiver on our website or on a Current Report on Form 8-K filed with the SEC within four business days.

Communication with the Board of Directors and the Audit Committee

Stockholders and other parties interested in communicating directly with our non-management directors as a group may do so by writing in care of our Secretary. If a stockholder would like the letter to be forwarded directly to the Chairman of the Board or to one of the members of the standing committees of the Board, he or she should so indicate in the letter to the Secretary. If no specific direction is indicated, the Secretary will review the letter and forward it to the appropriate Board member. Any report regarding questionable accounting practices, internal accounting controls or auditing matters will be forwarded by the Secretary to the Chairman of the Audit Committee.

Meetings of Non-Management Directors

Our Board has determined that the non-management members of the Board will meet regularly in executive session outside the presence of any member of the management, in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session.

Lead Director

In June 2005, our Board designated Morton E. Handel as its Lead Director. The duty of the Lead Director is to assist in coordinating the efforts of the independent directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of our company and the performance of our senior management.

Compensation of Directors

Mr. Trump received no remuneration for serving as the Chairman of THCR’s Board and of our Board during the fiscal year ended December 31, 2005. Members of our Board who are also employees or consultants of our company and its affiliates receive no directors’ fees. Non-employee directors of THCR’s Board were paid an annual retainer of $50,000, plus $2,000 per Board and committee meeting attended and reasonable and accountable out-of-pocket expenses incurred in connection with attending these meetings.

During 2005 since the Effective Date, our non-employee directors received an annual retainer of $150,000, 10,000 shares of restricted stock and reasonable and accountable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Our Board has established a policy that non-employee directors will receive an additional 5,000 shares of restricted stock each May 1st beginning in 2006. In addition, the Chairman of the Audit Committee receives an additional $50,000 and the Chairman of each of the Corporate Governance and Nominating Committee and the Compensation Committee receives an additional $25,000 per year. Each member of the Audit Committee and Compensation Committee, other than their respective Chairmen, receive an additional $5,000 per year. Our Lead Director is paid an additional $35,000 annually.

Our compensation, fee and reimbursement arrangements with Mr. Trump and Mr. Perry are described below. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

2005 Board of Directors Compensation

Non-Employee Director	Total Fees (1)		Shares of Restricted Stock (2)
Wallace B. Askins	$189,000	(3)	10,000
Edward H. D’Alelio	$160,000	(4)	10,000
James J. Florio	$175,000	(5)	10,000
Cezar M. Froelich	$150,000	(6)	10,000
Morton E. Handel	$210,000	(7)	10,000
Michael A. Kramer	$200,000	(8)	10,000
Don M. Thomas	$189,000	(9)	10,000

(1)	Table does not include reimbursement for reasonable travel expenses incurred in attending Board and committee meetings.
(2)	Granted under the Trump Entertainment Resorts, Inc. 2005 Incentive Award Plan. Restrictions lapse in two equal installments (5,000) on November 1, 2005 and May 1, 2006.
(3)	Consists of (i) a $150,000 annual retainer, (ii) $5,000 for service on our Audit Committee and (iii) an aggregate of $34,000 for serving on THCR’s Board of Directors and certain of its committees.
(4)	Consists of (i) a $150,000 annual retainer, (ii) $5,000 for service on our Audit Committee and (iii) $5,000 for service on our Compensation Committee.
(5)	Consists of (i) a $150,000 annual retainer and (ii) $25,000 for service as Chairman of our Corporate Governance and Nominating Committee.
(6)	Consists of a $150,000 annual retainer.
(7)	Consists of (i) a $150,000 annual retainer, (ii) $25,000 for service as Chairman of our Compensation Committee and (iii) $35,000 for service as the Lead Director of our Board.
(8)	Consists of (i) a $150,000 annual retainer and (ii) $50,000 for services as Chairman of our Audit Committee.
(9)	Consists of (i) a $150,000 annual retainer, (ii) $5,000 for service on our Compensation Committee and (iii) an aggregate of $34,000 for serving on THCR’s Board of Directors and certain of its committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person who beneficially own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC and Nasdaq. Based solely upon a review of the copies of the forms furnished to us and written representations from our Reporting Persons, we believe that during the year ended December 31, 2005, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except on one occasion James J. Florio, a member of our Board, filed a Form 4 to report his open market purchase of our Common Stock after the prescribed filing deadline.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Class B Common Stock as of the close of business on the record date by (i) each executive officer named in the Summary Compensation Table under “Executive Compensation,” (ii) each director and nominee for director, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and (iv) all of our executive officers and directors as a group. In the case of persons other than our executive officers and directors, such information is based solely upon a review of the latest Schedules 13D or 13G, as amended, or Section 16 reports which have been filed by such persons with the SEC. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our Common Stock and Class B Common Stock listed as owned by such person. Unless otherwise noted, the address for each reporting person below is c/o Trump Entertainment Resorts, Inc., 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401.

Insider Trading Policy.    Pursuant to our Policy on Insider Trading and Communications with the Public, generally, our directors, executive officers and certain designated employees are prohibited from trading in our company’s securities during quarterly “black out periods” beginning two weeks before the end of the last month of the fiscal quarter, or two weeks before the end of the fiscal year, and ending two full trading days after the filing of our quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, with the SEC, or during other periods as established by us from time to time in light of certain corporate developments.

	Common Stock			Class B Common Stock
Name of Beneficial Owner	Number of Shares		Percent of Class (1)	Number of Shares		Percent of Class (2)
Donald J. Trump (Chairman of the Board)	12,044,335	(3)	30.3%	900	(4)	100.0%
James B. Perry (President, Chief Executive Officer and Director)	100,000	(5)	*	—		—
Mark Juliano (Chief Operating Officer)	90,000	(6)	*	—		—
Robert M. Pickus (Executive Vice President, General Counsel and Secretary)	15,187	(7)	*	—		—
Joseph A. Fusco (Executive Vice President, Government Relations)	1,238	(8)	—	—		—
Francis X. McCarthy, Jr. (9) (Former Executive Vice President and Corporate Controller)	0		—	—		—
Scott C. Butera (10) (Former Executive Vice President and Chief Strategic Officer)	25,000	(11)	—	—		—
Mark A. Brown (12) (Former President and Chief Executive Officer, Casino Operations Group)	0
Wallace B. Askins (Director)	11,117	(13)	*	—		—
Edward H. D’Alelio (Director)	12,000	(14)	—	—		—
James J. Florio (Director)	11,000	(15)	—	—		—
Cezar M. Froelich (Director)	10,000	(16)	—	—		—
Morton E. Handel (Director)	10,000	(16)	—	—		—
Michael A. Kramer (Director)	10,000	(16)	—	—		—
Don M. Thomas (Director)	10,280	(17)	*	—		—
Morgan Stanley & Co. Incorporated (18)	5,517,235	(19)	19.9%	—		—
Franklin Mutual Advisers, LLC (20)	5,116,213		18.4%	—		—
Harbinger Capital Partners Master Fund I, Ltd. (21)	2,700,000		9.7%	—		—
Prides Capital Partners, LLC (22)	1,958,610		7.1%	—		—
Eaton Vance Corporation (23)	1,574,376		5.7%	—		—
Ore Hill Hub Fund Ltd. (24)	1,407,000		5.1%	—		—
All Executive Officers and Directors As a Group (19 persons) (25)	12,428,007	(26)	31.2%	900	(4)	100%

*	Represents less than 1%.
(1)	Based on 27,745,860 shares of Common Stock, issued and outstanding as of the close of business on the record date. Pursuant to Rule 13d-3 promulgated under the Exchange Act, any securities not outstanding which are subject to warrants, rights or conversion privileges exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purposes of computing the percentage of any other person.
(2)	Based on 900 shares of Class B Common Stock issued and outstanding as of the close of business on the record date.
(3)	Consists of (i) 2,212 shares of Common Stock, (ii) 1,217,933 shares of Common Stock issuable upon the exercise of Class A Warrants at an exercise price of $14.60 per share of Common Stock until May 22, 2006 (the “Class A Warrants”), (iii) 1,446,706 shares of Common Stock issuable upon the exercise of a warrant for a purchase price of $21.90 per share until May 20, 2015 (the “DJT Warrant”), and (iv) 9,377,484 shares of Common Stock issuable upon Mr. Trump’s conversion of his limited partnership interests in TER Holdings.
(4)	Mr. Trump’s 900 shares of Class B Common Stock represent his limited partnership interests in TER Holdings. The 900 shares of Class B Common Stock have the voting equivalency of 9,377,484 shares of Common Stock.
(5)	Consists of 100,000 shares of restricted Common Stock.
(6)	Consists of 90,000 shares of restricted Common Stock.
(7)	Consists of (i) 3 shares of Common Stock, (ii) 14,851 shares of restricted Common Stock, and (iii) 333 shares of Common Stock issuable upon the exercise of Class A Warrants.
(8)	Consists of 1,238 shares of restricted Common Stock.
(9)	Mr. McCarthy left his position as Executive Vice President and Corporate Controller as of February 27, 2006.
(10)	Mr. Butera left his position as Executive Vice President and Chief Strategic Officer as of December 20, 2005.
(11)	Consists of 25,000 shares of Common Stock issued pursuant to a consulting agreement, dated as of December 20, 2005.
(12)	Mr. Brown left his position as President and Chief Executive Officer of our Casino Operations Group as of July 31, 2005.
(13)	Consists of (i) 5,010 shares of Common Stock, (ii) 5,000 shares of restricted Common Stock, and (iii) 1,107 shares of Common Stock issuable upon the exercise of Class A Warrants.
(14)	Consists of (i) 7,000 shares of Common Stock and (ii) 5,000 shares of restricted Common Stock.
(15)	Consists of (i) 6,000 shares of Common Stock and (ii) 5,000 shares of restricted Common Stock.
(16)	Consists of (i) 5,000 shares of Common Stock and (ii) 5,000 shares of restricted Common Stock.
(17)	Consists of (i) 5,003 shares of Common Stock, (ii) 5,000 shares of restricted Common Stock, and (iii) 277 shares of Common Stock issuable upon the exercise of Class A Warrants.
(18)	Based upon a Schedule 13D, dated January 4, 2006, and subsequent Form 4’s filed by Morgan Stanley, Morgan Stanley & Co. Incorporated (“MS&Co.”) and Morgan Stanley DW, Inc. with the SEC and on information provided by MS&Co. Address of principal executive office listed as 1585 Broadway, New York, New York 10036. Pursuant to a letter agreement dated May 20, 2005 between us and MS&Co., MS&Co. has agreed to vote all of the shares of our Common Stock that it beneficially owns in excess of 9.9% of our outstanding Common Stock in proportion to all votes cast by our other stockholders (excluding all shares of our Common Stock beneficially owned by MS&Co. and all shares of our Common Stock and of our Class B Common Stock beneficially owned by Donald J. Trump and his controlled affiliates).
(19)	Consists of (i) 5,473,243 shares of Common Stock and (ii) 43,992 shares of Common Stock issuable upon exercise of Class A Warrants.
(20)	Based upon a Schedule 13G, dated February 7, 2006, filed by Franklin Mutual Advisers with the SEC. Address of principal executive office listed as 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(21)	Based upon a Schedule 13G, dated February 14, 2006, jointly filed with the SEC by (i) Harbinger Capital Partners Master Fund I, Ltd., (ii) Harbinger Capital Partners Offshore Manager, L.L.C., (iii) HMC Investors, L.L.C., (iv) Philip Falcone, (v) Raymond J. Harbet, and (vi) Michael D. Luce. Address of principal executive office listed as: (i) Harbinger Capital Partners Master Fund I, Ltd., c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square; Redmond’s Hill, Dublin 2, Ireland; (ii) Philip Falcone, 555 Madison Avenue, 16th Floor, New York, New York 10022; and (iii) Harbinger Capital Partners Offshore Manager, L.L.C., HMC Investors, LLC, Raymond D. Luce, One Riverchase Parkway South, Birmingham, Alabama 35244.
(22)	Based upon a Schedule 13D, dated August 17, 2005, jointly filed with the SEC by Prides Capital Partners, LLC, and its partners, (i) Kevin A. Richardson, II, (ii) Henry J. Lawlor, Jr., (iii) Murray A. Indick, (iv) Charles E. McCarthy, and (v) Christian Puscasiu. Address of principal executive office listed as 200 High Street, Suite 700, Boston, Massachusetts 02100.
(23)	Based upon a Schedule 13G, dated February 14, 2006, filed by Eaton Vance Corporation with the SEC. Address of principal executive office listed as 255 State Street, Boston, Massachusetts 02109.
(24)	Based upon a Schedule 13G, dated March 13, 2006, jointly filed with the SEC by Ore Hill Hub Fund Ltd. and its investment manager, Ore Hill Partners LLC, and Benjamin Nickoll and Frederick Wahl, the managing members of Ore Hill Partners LLC. Address of principal executive office of Ore Hill Hub Fund Ltd. is listed as c/o BISYS Hedge Fund Services (Cayman) Limited, 27 Hospital Road, P.O. Box 1748GT, Cayman Corporate Centre, George Town, Grand Cayman Islands, BWI. Address of Ore Hill Partners LLC, Benjamin Nickoll and Frederick Wahl is listed as 650 Fifth Avenue, 9th Floor, New York, New York 10019.
(25)	Does not include Scott C. Butera or Mark A. Brown since they were not executive officers of our company at the end of fiscal year 2005.
(26)	Consists of (i) 384,127 shares of Common Stock, (ii) 1,219,690 shares of Common Stock issuable upon the exercise of Class A Warrants, (iii) 1,446,706 shares of Common Stock issuable upon the exercise of the DJT Warrant, and (iv) 9,377,484 shares of Common Stock issuable upon Mr. Trump’s conversion of his limited partnership interests in TER Holdings.

EXECUTIVE OFFICERS

All of our executive officers are elected at the organizational meeting of our Board held annually and serve at the pleasure of our Board. As of March 20, 2006, our executive officers, their ages, the positions held by them and the periods during which they have served in such positions were as follows:

Name	Age	Positions	Office Held Since
James B. Perry	56	Chief Executive Officer and President	July 2005

Mark Juliano	51	Chief Operating Officer	August 2005

Dale R. Black	42	Executive Vice President and Chief Financial Officer	November 2005

Robert M. Pickus	51	Executive Vice President, Secretary and General Counsel	March 1995

John P. Burke	58	Executive Vice President and Corporate Treasurer	February 1999

Joseph A. Fusco	61	Executive Vice President of Governmental Affairs	June 1996

Craig D. Keyser	44	Executive Vice President of Human Resources and Administration	October 2001

Virginia McDowell	48	Executive Vice President and Chief Information Officer	October 2005

Paul B. Keller	51	Executive Vice President Design and Construction	October 2005

Richard M. Santoro	45	Executive Vice President of Asset Protection and Risk Management	February 2006

See “Election of Class II Directors—Members of the Board of Directors Continuing in Office” for a biography of James B. Perry.

Mark Juliano has been our Chief Operating Officer since August 8, 2005. Mr. Juliano served as President of Boardwalk Regency Corporation d/b/a Caesars Atlantic City from 1994 to 1999. From March 1999 to October 2001, Mr. Juliano served as President of Mirage Atlantic City Corporation. From October 2001 to February 2003, Mr. Juliano was the Chairman of the board of directors of Atlantic City Convention and Visitors Authority. From February 2003 to August 2005, Mr. Juliano served as the President of Desert Palace, Inc. d/b/a Caesars Palace, in Las Vegas, Nevada.

Dale R. Black has been our Chief Financial Officer and an Executive Vice President since November 17, 2005. From April 1998 through November 2005, Mr. Black served as the Senior Vice President and Chief Financial Officer of Argosy Gaming Company. From April 1993 to March 1998, Mr. Black served as Corporate Controller of Argosy Gaming Company.

Robert M. Pickus has been our General Counsel and Secretary and an Executive Vice President since March 1995. Since 1985, Mr. Pickus has held various positions, including President, Secretary, Vice President, Assistant Vice President and director of numerous of our subsidiaries (and those of our predecessors). Mr. Pickus has been admitted to practice law in the states of New York and New Jersey since 1980, and in the Commonwealth of Pennsylvania since 1981. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Pickus served as the General Counsel and Secretary and as an Executive Vice President of THCR.

John P. Burke has been an Executive Vice President and Treasurer of our company and certain of our subsidiaries since 1999. From June 1997 to January 1999, Mr. Burke served as a Senior Vice President of our company and certain of our subsidiaries. From January 1996 to June 1997, he served as our Senior Vice President of Corporate Finance. Since 1992, Mr. Burke has held various positions, including Executive Vice President, Assistant Treasurer and Treasurer of numerous of our subsidiaries. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Burke served the Treasurer and as an Executive Vice President of THCR.

Joseph A. Fusco has been the Executive Vice President of Government Affairs of our company and certain of our subsidiaries since June 1996. From August 1985 to June 1996, Mr. Fusco practiced law as a partner in various Atlantic City law firms specializing in New Jersey casino regulatory, commercial and administrative law matters. Mr. Fusco previously served as Atlantic County Prosecutor, a gubernatorial appointment, from April 1981 to July 1985 and as Special Counsel for Licensing for the New Jersey Casino Control Commission from the inception of that agency in September 1977 to March 1981. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Fusco served as the Executive Vice President of Government Affairs of THCR.

Craig D. Keyser has been our Executive Vice President of Human Resources and Administration since October 2001. From January 1999 through October 2001, Mr. Keyser served as Senior Vice President of Human Resources of certain of our subsidiaries and from July 1996 through January 1999, Mr. Keyser was our Vice President of Human Resources. From July 1994 through July 1996, Mr. Keyser served as Vice President of Human Resources for Trump Plaza Hotel and Casino. Currently, Mr. Keyser serves on the Board of Governors of the AtlantiCare Regional Medical Center and the board of directors of the Greater Atlantic City Chamber of Commerce. At the time THCR filed for chapter 11 on November 21, 2004, Mr. Keyser served as the Executive Vice President of Human Resources and Administration of THCR.

Virginia McDowell has been our Executive Vice President and Chief Information Officer since October 2005. Until October 2005, Ms. McDowell served as the Senior Vice President of Operations at Argosy Gaming Company. From 1997 through 2005, Ms. McDowell was the Vice President of Sales and Marketing at Argosy Gaming Company. Prior to working at Argosy, Ms. McDowell served as the East Coast Regional Manager for Casino Data Systems and held management positions at a number of Atlantic City gaming properties beginning in 1981. Ms. McDowell currently serves as president of the AMC Cancer Research regional office in St. Louis.

Paul B. Keller has been our Executive Vice President of Design and Construction since October 2005. From 1993 through September 2005, Mr. Keller served in various positions with Argosy Gaming Company, including Director of Site Development and Construction, and most recently as a Corporate Officer and Vice President of Design and Construction. Mr. Keller holds an Engineering degree from Duke University and an MBA from the University of Michigan. Mr. Keller has extensive experience in design and construction of casinos, hotels, and themed entertainment environments. Mr. Keller’s prior work experience includes management roles at Walt Disney Imagineering, and with a major Midwestern General Contractor.

Richard M. Santoro has been our Executive Vice President of Asset Protection and Risk Management since February 2006. From October 2005 to December 2005, Mr. Santoro served as the General Manager of Trump Indiana. Since July 1991, Mr. Santoro has held various security, safety and related emergency management positions with numerous of our subsidiaries (and those of our predecessors) and has acted as the company’s liason with county, state and federal law enforcement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or accrued by our current Chief Executive Officer, our former Chief Executive Officer who served in such capacity during 2005, our other four most highly compensated current executive officers in 2005, and two former executive officers for services in all capacities to us and our subsidiaries in 2005, 2004 and 2003. Compensation accrued during one year and paid in another is recorded under the year of accrual.

		Annual Compensation				Long-Term Compensation
Name and Principal Position(s)	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards		Number of Options or Warrants	All Other Compensation
Donald J. Trump,	2005	$974,464	—	—		—		—	$1,283,000	(10)
Chairman of the Board and	2004	1,500,000	—	—		—		—	447,853	(11)
Former Chief Executive Officer (1)	2003	1,500,000	—	—		—		—	367,159

James B. Perry,	2005	$382,829	$320,000	$83,475	(7)	$1,775,000	(9)	—	—
Chief Executive Officer and	2004	N/A	N/A	N/A		N/A		N/A	N/A
President (2)	2003	N/A	N/A	N/A		N/A		N/A	N/A

Mark Juliano,	2005	$286,341	$300,000	$264,650	(8)	$1,597,500	(9)	300,000	—
Chief Operating Officer (3)	2004	N/A	N/A	N/A		—		N/A	N/A
	2003	N/A	N/A	N/A		—		N/A	N/A

Robert M. Pickus,	2005	$449,891	$50,000	—		—		—	$6,000	(12)
Executive Vice President,	2004	449,358	—	—		—		—	5,572	(12)
Secretary and General Counsel	2003	414,499	50,000	—		—		—	5,143	(12)

Joseph A. Fusco,	2005	$461,539	—	—		—		—	$6,300	(12)
Executive Vice President	2004	466,310	—	—		—		—	6,150	(12)
of Government Relations	2003	422,476	—	—		—		—	6,000	(12)

Francis X. McCarthy, Jr.,	2005	$449,891	$50,000	—		—		—	$6,300	(12)
Former Executive Vice President	2004	449,358	100,000	—		—		—	5,607	(12)
and Corporate Controller (4)	2003	414,385	—	—					6,000	(12)

Scott C. Butera,	2005	$1,468,415	—	—		—		—	$1,511,500	(13)
Former Executive Vice	2004	1,503,216	—	—		—		—	—
President and Chief Strategic Officer (5)	2003	461,536	—	—		—		—	—

Mark A. Brown,	2005	$1,208,830	—	—		—		—	$2,564,137	(14)
Former President and	2004	1,600,980	—	—		—		—	6,150	(12)
Chief Executive Officer, Casino Operations Group (6)	2003	1,599,633	$100,000	—		—		—	6,000	(12)

(1)	Mr. Trump resigned his position as Chief Executive Officer on July 6, 2005.
(2)	Mr. Perry was appointed as Chief Executive Officer and President on July 6, 2005 and July 19, 2005, respectively.
(3)	Mr. Juliano was appointed as Chief Operating Officer on August 8, 2005.
(4)	Mr. McCarthy left the company as of February 27, 2006.
(5)	Mr. Butera left the company as of December 20, 2005.
(6)	Mr. Brown left the company as of July 31, 2005.
(7)	Consists of $43,475 for the reimbursement of housing and travel costs and a $40,000 deposit for club membership that is reimbursable to the company.
(8)	Consists of $264,650 for reimbursement of relocation expenses.

(9)	The following grants of restricted stock were made under the Trump Entertainment Resorts, Inc. 2005 Incentive Award Plan and represent the dollar value of the grant of restricted stock based on the value of our Common Stock on the grant date.

On October 6, 2005, Mr. Perry received a grant of 100,000 shares of Common Stock; the dollar value shown above for Mr. Perry is based on the closing price of our Common Stock on such date ($17.75). The restricted stock grant vests 30% on July 20, 2006 and 70% on June 30, 2007.

On October 6, 2005, Mr. Juliano received a grant of 90,000 shares of Common Stock; the dollar value shown above for Mr. Juliano is based on the closing price of our Common Stock on such date ($17.75). The restricted stock grant vests in equal one-third increments on each of July 31, 2008, 2009 and 2010.

As of December 30, 2005, the dollar value of restricted stock awards held by the named executive officers (based on the closing sales price of $20.13 per share of our Common Stock on December 30, 2005) was the following:

•	$2,013,000 based on 100,000 shares held by Mr. Perry; and

•	$1,811,700 based on 90,000 shares held by Mr. Juliano.

(10)	Includes fees and reimbursement of expenses of $1,283,000 paid under Mr. Trump’s services agreement. For a description of the services agreement, see “Employment Agreements, Termination of Employment and Change-in-Control Arrangements – Donald J. Trump” below.
(11)	The amounts listed for 2003 and 2004 include amounts recorded pursuant to the Amended and Restated Executive Agreement, dated April 10, 2003, (the “Executive Agreement”), among Mr. Trump, THCR, THCR Holdings and Trump Atlantic City Associates (“TAC”). The amounts listed for 2002 include $3.454 million, recorded pursuant to the castle services agreement, dated as of December 28, 1993, between Castle Associates and Trump Casinos II, Inc. (the “Castle Services Agreement”) in addition to reimbursement of expenses pursuant to the Executive Agreement. The Castle Services Agreement was terminated in March 2003.
(12)	Includes contributions made by our subsidiaries to the Trump Capital Accumulation Plan for the benefit of the named executive officer. Funds accumulated for an employee under these plans consisting of a certain percentage of the employee’s compensation plus the employer matching contributions equaling 50% of the participant’s contributions, are retained until termination of employment, attainment of age 59-1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.
(13)	Includes amounts paid in connection with a consulting agreement, dated December 20, 2005, with Mr. Butera of $500,000 and 50,000 shares of our Common Stock (based on a closing price of $20.23 on the date of the consulting agreement).
(14)	Includes amounts paid in connection with the termination of the named executive officer’s employment with us of $2,560,000 and $4,237 in contributions made by our subsidiaries.

Option Grants in 2005

The following table shows all grants of options to the named executive officers of our company in 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (2)
Name	Securities Underlying Options Granted (# of shares) (1)	% of Total Options Granted to Employees in 2005	Exercise Price ($/Sh)	Expiration Date	0% ($)	5% ($)	10% ($)
Mark Juliano	300,000	100%	$17.75	10/06/15	$0	$3,348,864	$8,486,679

(1)	The options were granted under to our 2005 Incentive Awards Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable at the rate of one-third per year commencing July 31, 2008. The grant date of the options is October 6, 2005.
(2)	The potential realizable values represent future opportunity and have not been reduced to reflect the time value of money. The amounts shown under these columns are the result of calculations at 0% and at the 5% and 10% rates required by the SEC, and are not intended to forecast future appreciation of the common shares and are not necessarily indicative of the values that may be realized by the named executive officers.

Aggregate Option Exercises in 2005 and Option Values at Year End 2005

The following table provides information as to options exercised by each of the named executives in 2005 and the value of options held by the executives at year end measured in terms of the last reported sale price for the common shares on December 30, 2005 ($20.13, as reported on Nasdaq).

	Number of Shares Underlying Options Exercised	Value Realized	Number of Unexercised Options at December 31, 2005	Value of Unexercised In-the-Money Options at December 31, 2005
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Mark Juliano	—	—	0/300,000	$0/$714,000

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Donald J. Trump

Pursuant to Mr. Trump’s services agreement, Mr. Trump serves as Chairman of our Board and has agreed to participate in promotional events on our behalf. The initial term of the agreement is three years, and is automatically extended so that the remaining term of the agreement is always three years, subject to our and Mr. Trump’s right to terminate the agreement in certain circumstances.

Under the services agreement, Mr. Trump is paid an annual fee of $2 million and is eligible to receive an annual bonus at the discretion of the Compensation Committee. Mr. Trump is also entitled to reimbursement of reasonable and documented expenses incurred by him or his controlled affiliates in connection with the performance of his services and, subject to a budget approved by the Compensation Committee, certain reasonably documented administrative and overhead expenses. In addition, Mr. Trump is entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs, policies and arrangements for our other directors, as well as office space and secretarial and support services consistent with his role as Chairman. The services agreement also grants Mr. Trump certain indemnification rights (to the extent Mr. Trump is not entitled to full indemnification under our charter documents or the partnership agreement of TER Holdings) with respect to the performance of his obligations under the services agreement and his actions as a director, officer, employee or agent of our company. Mr. Trump also has the right of advancement of reasonable costs and expenses in connection with such indemnification, and we will maintain director and officer liability insurance for Mr. Trump’s benefit consistent with our current practices.

The services agreement may be terminated by Mr. Trump for “good reason” or by us for “cause” (each as defined in the agreement). Upon termination of the services agreement, Mr. Trump will be entitled to all accrued and unpaid fees and bonus as of the date of termination and reimbursement of all expenses under the agreements plus all fees and bonus that would otherwise be payable for a period of three years following the date of such expiration or termination (i) if Mr. Trump terminates the agreement for “good reason,” (ii) if our stockholders fail to elect Mr. Trump to serve, or otherwise remove Mr. Trump from serving, as a member of our Board, or (iii) upon Mr. Trump’s death or permanent disability. If we terminate the services agreement, with or without cause, at any time after its initial three-year term, Mr. Trump will be entitled to receive a lump sum cash payment of $6 million.

James B. Perry

On July 6, 2005, we entered into an employment agreement with Mr. Perry for Mr. Perry to serve as our Chief Executive Officer. Pursuant to the agreement, Mr. Perry will receive an annual base salary of not less than $850,000. Mr. Perry received a special bonus of $320,000 in January 2006. Commencing in fiscal year 2006, Mr. Perry will be eligible to receive an annual cash bonus. The annual bonus will be based on the achievement of performance targets set by the Compensation Committee, provided, that the annual bonus for each year will be equal to at least 75% of Mr. Perry’s annual base salary if he meets the minimum performance targets, with a maximum annual bonus of up to 175% of Mr. Perry’s target bonus if he meets the maximum performance targets. Mr. Perry will be eligible for grants of equity compensation awards or options under any long-term incentive compensation arrangement or option plans adopted by us, or in effect from time to time.

Pursuant to Mr. Perry’s employment agreement, Mr. Perry received 100,000 shares of our Common Stock, subject to the restriction that 30% of the stock may not be sold, assigned, pledged or otherwise disposed of or encumbered by Mr. Perry until June 30, 2006 and 70% of the stock may not be sold, assigned, pledged or otherwise disposed of or encumbered until June 30, 2007.

If Mr. Perry’s employment is terminated without “cause” or for “good reason,” each as defined in the agreement, Mr. Perry will receive a lump sum in cash equal to: (A) all amounts under his agreement to which he was entitled through the date of termination that had not yet been paid, including that portion of the annual bonus to which Mr. Perry would be entitled for the fiscal year of termination prorated for that portion of the fiscal year that he was employed; and (B) the current year’s annual base salary plus the previous year’s annual bonus or the special bonus, whichever is greater. In addition, (i) we will pay or provide Mr. Perry any other amounts or benefits required to be paid or provided or which Mr. Perry is eligible to receive under any of our or our affiliates’ plans, programs, policies or practices or contracts agreements (other than any severance plan, program, policy or practice or contract or agreement); (ii) all unvested options granted to him to date shall vest; and (iii) any remaining restrictions on any stock granted to Mr. Perry shall immediately expire and be void.

Mark Juliano

On July 19, 2005, we entered into an employment agreement with Mark Juliano for Mr. Juliano to serve as our Chief Operating Officer effective as of August 8, 2005. Under the agreement, Mr. Juliano will receive an annual base salary of at least $775,000. Mr. Juliano received a bonus for fiscal year 2005 of $300,000. Commencing in fiscal year 2006, Mr. Juliano will be eligible to receive a cash performance bonus. The performance bonus will be based on the achievement of performance targets set by the Compensation Committee. The performance bonus will be at least 60% of Mr. Juliano’s annual base salary if he meets the minimum performance targets and a maximum of up to 100% of Mr. Juliano’s annual base salary for exceptional performance.

Mr. Juliano is eligible to participate in our long-term compensation plan(s), as established by our Board or the Compensation Committee from time to time. In addition, Mr. Juliano received a grant of 90,000 restricted shares of our Common Stock, with all restrictions lapsing in one-third increments on each of July 31, 2006, 2007 and 2008, and a stock option grant of 300,000 shares, vesting in one-third increments on each of July 31, 2008, 2009 and 2010. All such awards are subject to the requirement that Mr. Juliano is employed by us on each vesting date.

If Mr. Juliano’s employment is terminated by us “without cause” or by Mr. Juliano with “good reason” (each as defined in the agreement), Mr. Juliano will be entitled to: (i) receive over a period of 52 weeks, payment of (A) salary continuation (as defined in the agreement), plus paid time off earned and unused through the separation date (as defined in the agreement) and (B) a pro rata bonus for the then current year based on our performance, paid in the following year when bonuses are normally distributed; (ii) continued health benefits; (iii) at our expense, executive outplacement services being provided at that time to terminated executives at his grade level; and (iv) exercise, for a period of one year, all vested option grants (and those that become vested) during the salary continuation period.

If Mr. Juliano is terminated following a “change of control” (as defined in the agreement), Mr. Juliano will receive a lump sum payment in cash equal to two times the sum of Mr. Juliano’s annual base salary and target bonus. In addition, if Mr. Juliano is terminated following a “change of control,” all equity stock awards granted to him will immediately vest.

Robert M. Pickus

Mr. Pickus serves as our Executive Vice President, Secretary and General Counsel pursuant to an employment agreement, dated April 17, 2000. Mr. Pickus’ employment agreement expires on December 31, 2006, and provides for an initial annual base salary of $400,000 with annual increases at a rate not less than 5% and a discretionary bonus. Mr. Pickus employment agreement may be terminated by us for “cause” (as defined in the agreement), in which case he will be entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. Pickus may terminate his employment agreement at any time following a “change of control” (as defined in the agreement) and be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of his employment agreement.

Joseph A. Fusco

Mr. Fusco serves as Executive Vice President of Government Relations and Regulatory Affairs pursuant to an employment agreement, dated April 17, 2000. Mr. Fusco’s employment agreement expires on December 31, 2006, and provides for an initial annual base salary of $400,000 with annual increases at a rate not less than 5% and a discretionary bonus. Mr. Fusco’s employment agreement may be terminated for “Cause” (as defined in the agreement), in which case he will be entitled to receive compensation accrued yet unpaid as of the date of termination. Mr. Fusco may terminate the his employment agreement at any time following a “change of control” (as defined in the agreement) and be entitled to receive a lump sum payment for the full amount of unpaid compensation for the full term of his employment agreement.

Francis X. McCarthy, Jr.

Until February 27, 2006, Mr. McCarthy served as our Executive Vice President and Corporate Controller pursuant to an employment agreement, dated April 17, 2000. Mr. McCarthy’s employment agreement provided for an initial annual base salary of $400,000, with annual increases at a rate not less than 5% and a discretionary bonus. Mr. McCarthy’s employment agreement had been schedule to expire on December 31, 2006. We made a lump sum payment to Mr. McCarthy to fulfill our obligations under the terms of his employment agreement through its scheduled expiration date.

Scott C. Butera

Mr. Butera served as our Executive Vice President and Chief Strategic Officer pursuant to an employment agreement, dated August 15, 2003. Mr. Butera’s employment agreement was set to expire on September 3, 2006 and provided for an annual salary of $1.5 million. Mr. Butera terminated his employment agreement effective on December 20, 2005.

In connection with the termination of the agreement, Mr. Butera entered into a consulting agreement with us, dated as of December 20, 2005, pursuant to which Mr. Butera has agreed to: (i) consult, advise and assist us with respect to certain business matters that he was involved in prior to his resignation; (ii) present business opportunities to us that are within our scope of business; and (iii) consult, advise and assist us in other strategic and financial matters. The consulting agreement will expire on September 30, 2006. As consideration for his consulting services pursuant to the consulting agreement, Mr. Butera received $250,000 upon the closing of our sale of Trump Indiana, Inc. in December 2005 and $250,000 in January 2006 and will receive 25,000 shares of our Common Stock on each of March 3, 2006 and on September 30, 2006, in each case subject to the terms of the consulting agreement. Mr. Butera had previously served as President and Chief Operating Officer of THCR and the Chief Operating Officer of certain of THCR’s subsidiaries until July 2005.

Mark A. Brown

Until July 31, 2005, Mr. Brown served as the President and Chief Executive Officer of our company’s Casino Operations Group and President and Chief Executive Officer of certain of our subsidiaries pursuant to an employment agreement, dated March 16, 1998, as amended, by and among Mr. Brown and such subsidiaries. In connection with Mr. Brown’s resignation, Mr. Brown’s employment agreement was terminated effective as of July 31, 2005. Mr. Brown’s employment agreement provided for an annual salary of (i) $1.7 million for the 12-month period commencing January 1, 2005 and (ii) $1.8 million for the 12-month period commencing January 1, 2006. Mr. Brown’s employment agreement had been scheduled to expire on December 31, 2006. We made a lump sum payment to Mr. Brown to fulfill our obligations under the terms of his employment agreement through its scheduled expiration date.

Certain Relationships and Related Transactions

Described below are transactions, or series of similar transactions, since the beginning of our 2005 fiscal year, or any currently proposed transaction or similar transactions, to which we (or any of our subsidiaries) were or are to be a party, in which the amount exceeds $60,000 and in which any of our directors, executive officers, security holders who beneficially own more than 5% of our voting securities, and any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

Agreements with Donald J. Trump

Trademark License Agreement and Trademark Security Agreement.    Under a trademark license agreement, dated as of the Effective Date, we have a perpetual, exclusive and royalty-free license to use Mr. Trump’s name and likeness in connection with our casino and gaming activities, subject to certain terms and conditions. Mr. Trump’s obligations under the trademark license agreement are secured by an amended and restated trademark security agreement, pursuant to which Mr. Trump has granted us a first priority security interest in the licensed marks in connection with casino services and gaming activities, subject to certain terms and conditions.

If the services agreement is terminated by us other than for “cause” or if it is terminated by Mr. Trump for “good reason,” (in each case other than as a result of Mr. Trump’s death or permanent disability) and we do not offer terms to Mr. Trump pursuant to a new services agreement at least as favorable to Mr. Trump as his existing services agreement, then we will have the option to convert the trademark license into a royalty-bearing license with a ten-year term. In such case, for each of our properties that uses the licensed marks or Mr. Trump’s likeness, Mr. Trump will be entitled to an annual royalty, payable quarterly in the amount of (i) $500,000 for each of our properties with an annual EBITDA (as defined in the agreement) of at least $25 million or (ii) $100,000 for each of our properties with an annual EBITDA of less than $25 million, provided that aggregate royalties will not exceed $5 million a year.

DJT Investment Agreement.    On the Effective Date, we entered into an amended and restated investment agreement with Mr. Trump, pursuant to which Mr. Trump made a $55 million cash equity investment in TER Holdings and contributed to TER Holdings his approximately $16.4 million aggregate principal face amount of 17.625% Second Priority Notes due 2010 of Trump Casino Holdings, LLC (including interest accrued thereon) in exchange for an approximately 39.84% limited partnership interests in TER Holdings.

TER Holdings’ Partnership Agreement and Exchange Rights Agreement.    The fourth amended and restated partnership agreement of TER Holdings, dated as of the Effective Date, contains provisions regarding the management of TER Holdings, the transferability of interests, additional capital contributions and distribution and allocation of profits and interests, among other provisions. The partnership agreement also contains certain tax distribution and indemnification provisions that, among other things, require the affirmative vote of Mr. Trump with respect to a sale or transfer of one or more of our properties; provided, however, that we may sell or transfer such properties without Mr. Trump’s consent if we indemnify Mr. Trump up to an aggregate of $100 million for the U.S. federal income tax consequences associated with such sale or transfer. On the Effective Date, Mr. Trump and certain of his controlled affiliates entered into a third amended and restated exchange rights agreement with us, which allows Mr. Trump and his controlled affiliates to exchange their limited partnership interests in TER Holdings for 9,377,484 shares our Common Stock, subject to certain terms and conditions.

Right of First Offer Agreement.    On the Effective Date, we entered into a right of first offer agreement with the Trump Organization, LLC, Mr. Trump’s private real estate organization, granting the Trump Organization LLC a three year right of first offer to serve as development manager, project manager, construction manager and/or general contractor with respect to construction and development projects with an initial budget of at least $35 million, for casinos, casino hotels and related hospitality lodging to be performed by third parties on our existing and future properties, subject to certain terms and conditions. If the Trump Organization does not exercise its right of first offer within 30 days after receiving a notice from us, then we may engage any party to perform such services upon any terms, subject to certain limitations. The agreement sets forth the terms, conditions and parameters for the negotiations of the terms of any services to be provided by the Trump Organization under the agreement.

Voting Agreement.    On the Effective Date, we entered into a voting agreement with Mr. Trump, which provides for the continued election of the five Class A Directors (and any person selected by a majority of Class A Directors then serving as directors to fill any vacancy) during the Class A Nomination Period. See “Director Information” for summary of Mr. Trump’s rights to designate directors for nomination to our Board.

DJT Warrant.    On the Effective Date, we and Mr. Trump entered into the DJT Warrant, which is exercisable for an aggregate of up to 1,446,706 shares of our Common Stock at a purchase price of $21.90 per share until May 20, 2015, subject to certain anti-dilution provisions.

Class A Warrants.    On the Effective date, Mr. Trump received Class A Warrants exercisable for an aggregate of up to 1,217,933 shares of our Common Stock at a purchase price $14.60 per share until May 22, 2006, subject to certain anti-dilution provisions.

Interests in Miss Universe Pageant.    On the Effective Date, we transferred our twenty-five percent (25%) beneficial interest in the Miss Universe Pageant to Mr. Trump pursuant to the plan of reorganization.

Use of Trump’s Facilities.    In the normal course of business, we engage in various transactions with other entities owned by Mr. Trump, including leasing certain office space in Trump Tower in Manhattan and the periodic use of Mr. Trump’s airplane and golf-courses to entertain high-end customers. During the fiscal year ended December 31, 2005, we incurred approximately $337,000 in connection with utilizing these facilities.

Other Relationships

Mrs. Loretta I. Pickus is employed by the Trump Taj Mahal as a Vice President of Legal Affairs pursuant to an employment agreement, dated as of January 13, 2003, by and between Mrs. Pickus and the Trump Taj Mahal. Mrs. Pickus is the wife of Robert M. Pickus, our Executive Vice President, Secretary and General Counsel. Pursuant to the terms of Mrs. Pickus’ employment agreement, which expires on December 31, 2006 unless otherwise terminated pursuant to its terms, Mrs. Pickus is paid an annual base salary of $170,000 and receives insurance coverage and certain other employee benefits provided to similarly situated executives of the Trump Taj Mahal. During 2005, Mrs. Pickus also received a $25,000 bonus for services in connection with our reorganization.

From time to time, certain relatives of our officers hold part-time or seasonal positions at one or more of our properties.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

Our Compensation Committee acts on behalf of the Board of Directors and is responsible for setting the compensation levels of the company’s Chief Executive Officer and other senior executives, including those executive officers named in the Summary Compensation Table. The Compensation Committee is also responsible for the administration of certain compensation and benefit plans. The Compensation Committee acts under a charter adopted by the Board and which provides for its governance. On June 3, 2005, our Board appointed the current members of the Compensation Committee, Morton E. Handel (Chairman), Edward H. D’Alelio and Don M. Thomas, each of whom are deemed to be independent.

Fundamental Objective

The fundamental objective of the Compensation Committee is to design and implement a competitive compensation program that attracts, motivates, rewards and retains executives while aligning their interests with the interests of our security holders. The objective gives the Board and our security holders comfort that (i) the achievement of our overall goals and objectives can be supported by adopting an appropriate executive compensation policy and implementing it through an effective comprehensive compensation program and (ii) our total compensation programs and practices are designed with full consideration of all accounting, tax, securities law and other regulatory requirements, and are of the highest quality.

During 2005, our executive compensation program consisted of two key elements: (i) an annual compensation component composed of base salary and bonus and (ii) a long-term compensation component composed of equity-based awards granted under the Trump Entertainment Resorts, Inc. 2005 Incentive Award Plan approved by our Board and subsequently adopted by our stockholders at the 2005 Annual Stockholders’ Meeting on October 6, 2005.

Evaluation Process

In order to meet our committee’s fundamental objective, we are engaged in an ongoing process of re-examining executive compensation in light of current market conditions, the overall performance of our company and of each of our individual properties, and the executives on an individual basis. As part of this process and in anticipation of our emergence from reorganization proceedings in May 2005, our predecessor company had engaged an independent compensation consulting firm which conducted one-on-one interviews with certain members of our predecessor’s management team, examined its compensation practices and prepared a report regarding the appropriate compensation guidelines for our executive officers. Generally, their report provided a comparative analysis of each of the components which make up our compensation program based on our peer companies, including annual base salary, annual bonus compensation based on our overall performance and for a particular property when relevant, and long-term incentive compensation.

Compensation Decisions in 2005

Annual base salaries and bonuses paid to our executives in 2005 were paid either under contractual obligations entered into by our predecessor company prior to the Effective Date or in connection with our recruitment and retention of key management personnel after the Effective Date. Base salary and bonus levels for executives joining the company after the Effective Date were based on our assessment of various quantitative and qualitative factors, and our anticipated performance in relation to industry and peer performance, progress toward achievement of our long-term business goals, quality of our earnings and the overall business and economic environment. The Compensation Committee believes that, in accordance with its exercise of sound business judgment, the determination of annual salary and bonus levels is inherently subjective and must include a review of all relevant information, with no predetermined weight given to any of the factors considered.

Long-Term Compensation

In order to align stockholders’ and executive officers’ interests, the long-term component of our executive compensation program utilizes equity-based awards whose value is directly related to the value of our Common Stock. These equity-based awards are granted by the Compensation Committee pursuant to the Trump Entertainment Resorts, Inc. 2005 Incentive Award Plan which was adopted by our stockholders at the 2005 Annual Stockholders’ Meeting and permits the grant of equity-based awards to our non-employee directors, key employees and consultants. An aggregate amount of four million shares of Common Stock may be issued under the Plan until its expiration in 2015. Because individual equity-based award levels will be based on a subjective evaluation of an individual’s overall past and expected future contribution, no specific formula is used to determine such awards for any executive. During 2005, we granted awards for 560,000 shares of common stock under the 2005 Incentive Award Plan, consisting of (i) restrictive stock awards of an aggregate of 70,000 shares of Common Stock to our non-employee directors and 190,000 shares of Common Stock to certain executive officers and (ii) stock options exercisable for up to 300,000 shares of Common Stock.

CEO Compensation

On July 6, 2005, we entered into an employment agreement with James B. Perry pursuant to which the Board appointed Mr. Perry as the company’s Chief Executive Officer and President. Mr. Perry’s compensation under the employment agreement primarily consists of the following components: (i) an annual base salary of not less than $850,000; (ii) a cash bonus of $320,000 paid in January 2006; (iii) a restrictive stock award grant of 100,000 shares, subject to vesting schedules tied to Mr. Perry’s continued employment with the company; (iv) reimbursement of business related and certain personal expenses; and (v) an annual bonus commencing in 2006 pursuant to which Mr. Perry will be eligible to receive an annual cash bonus based upon the achievement of reasonable objective performance targets established by the Compensation Committee in consultation with Mr. Perry and which would be at least 75% of Mr. Perry’s annual base salary (the “Target Bonus”) if Mr. Perry meets the minimum targets set by the Compensation Committee and up to 175% of the Target Bonus if Mr. Perry meets the maximum targets set by the Compensation Committee. The actual earned annual bonus payable to Mr. Perry for any performance period over the minimum will depend upon the extent to which the applicable reasonable performance goals specified by the Compensation Committee are achieved as determined by the Compensation Committee in connection with Mr. Perry.

The terms of Mr. Perry’s employment agreement, including annual base salary, bonuses, and restrictive stock grant, were targeted and evaluated by the Compensation Committee to be competitive with other similarly sized and situated companies in the casino entertainment industry and the responsibilities associated with the position being filled in light of the company’s recent emergence from chapter 11 reorganization proceedings and Mr. Perry’s individual overall level of experience.

Tax Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility of compensation in excess of $1.0 million paid to certain members of senior management, unless the payments are made under a performance-based plan as defined in Section 162(m) of the Code. The 2005 Incentive Award Plan is designed to allow for the grant of equity-based awards that are performance-based and therefore exempt from the application of Section 162(m) of the Code. While the Compensation Committee considers the deductibility of senior management compensation in making its decisions, it also believes it is important to maintain the flexibility to take actions it considers to be in the best interests of our company and our stockholders, which may be based on considerations in addition to Section 162(m) of the Internal Revenue Code.

Compensation Committee

Morton E. Handel, Chairman
Edward H. D’Alelio
Don M. Thomas

Performance of Our Common Stock*

The following disclosure shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in a filing.

The graph provided below sets forth cumulative total stockholder return information. The chart compares the cumulative total stockholder return on our Common Stock for the period from December 31, 2000 through December 31, 2005, to Standard & Poor’s 500 Stock Index and the Dow Jones US Gambling Index over the same period. Standard & Poor’s Compustat Services, Inc. furnished the data.

The graph assumes that on December 31, 2000, $100 was invested in our Common Stock and in each of the Standard & Poor’s 500 Stock Index and Dow Jones US Gambling Index, with dividends reinvested. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	12/00	12/01	12/02	12/03	12/04	12/05
Trump Entertainment Resorts, Inc.	$100.00	$61.33	$138.67	$115.20	$107.73	$122.70
S&P 500 INDEX	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
DOW JONES US GAMBLING	$100.00	$110.20	$121.27	$187.53	$249.58	$253.18

*	The information provided in this section represents a combination of the Common Stock of our predecessor-in-interest, THCR, and our Common Stock.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be soliciting material or to be “filed” with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

The functions of the Audit Committee are focused on the following areas:

•	the reliability and integrity of our accounting and financial reporting practices;

•	the quality and integrity of our financial statements and reports;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and of our independent registered public accounting firm;

•	our compliance with laws, regulations and internal policies; and

•	the soundness of our internal controls.

The Audit Committee fulfills its responsibilities through periodic meetings with our independent auditors, internal auditors and management.

The directors who serve on the Audit Committee all meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act, and the independence rules of the Nasdaq Stock Market. Our Board made an affirmative determination as to the independence of each member of the Audit Committee, including a determination that no member of the Audit Committee has a relationship with the Company that may interfere with his or her independence from our company and its management. No member of the Audit Committee has participated in the preparation of our financial statements, and each member is able to read and understand fundamental financial statements. In addition, as disclosed above, our Board has determined that Michael A. Kramer is “audit committee financial expert,” as defined in the applicable rules and regulations of the Exchange Act.

During the Pre-Effective Date Period, the Audit Committee of THCR’s Board of Directors met with management and the independent auditors four times. From the Effective Date to December 31, 2005, our Audit Committee met ten times and discussed the interim financial information contained in each quarterly earnings announcement with our Chief Financial Officer, the independent auditors and in-house counsel prior to public release.

The Board has adopted a written charter setting out the authority and responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website and provides greater detail regarding the activities of the Audit Committee.

Management has primary responsibility for our consolidated financial statements and the overall reporting process, including our system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

For 2005, the Audit Committee engaged Ernst & Young LLP, as our independent registered public accounting firm. The Audit Committee reviewed our audited consolidated financial statements and met with both management and Ernst & Young LLP to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly represent our financial condition and results of operations.

The Audit Committee monitors matters related to the independence of Ernst & Young LLP. The Audit Committee received a letter from Ernst & Young LLP containing a description of all relationships between the auditors and our company. Ernst & Young LLP has also confirmed in a letter to us that in their judgment, they are independent of our company within the requirements of Independence Standards (IBS) Standard No. 1, Independence Discussion with Audit Committees. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380).

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

During 2005, we completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP. The Audit Committee reviewed the report of management contained in our Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to Ernst & Young LLP’s audit of (i) our consolidated financial statements; (ii) management’s assessment of the effectiveness of our internal control over financial reporting and (iii) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee our efforts related to internal control over financial reporting and management’s preparations for the evaluation in fiscal 2006.

Audit Committee

Michael A. Kramer, Chairman
Edward H. D’Alelio
Wallace B. Askins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table show the fees paid or accrued by us for audit and other services provided by Ernst & Young LLP during 2004 and 2005:

	Year Ended December 31,
	2004	2005
Audit Fees (1)	$1,469,000	$3,775,000
Audit-Related Fees (2)	61,000	64,000
Tax Fees (3)	2,041,000	1,739,000
Other Fees	0	0

	$3,571,000	$5,578,000

(1)	Consists of professional services rendered in connection with the audit of our financial statements for the most recent fiscal year, reviews of the financial statements included in our quarterly Reports on Form 10-Q during the fiscal years ended December 31, 2004 and December 31, 2005, and the issuance of comfort letters to underwriters and consents for filings with the SEC.
(2)	Includes services rendered in connection with the audit of our employee benefit plan and other accounting advice.
(3)	Includes $1,200,000 of tax consulting services.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE

NON-AUDIT SERVICES BY INDEPENDENT AUDITORS

The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one (1) year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service and has pre-approved all such services. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting. There were no waivers by the Audit Committee of the pre-approval requirement for permissible non-audit services in 2005.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation of our 2007 annual meeting of stockholders must be received by us at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401, Attention of Robert Pickus, Secretary, no later than November 28, 2006.

Article II, Section 10 of our Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals. In general, notice of a stockholder proposal for an annual meeting must be received by our Secretary no later than the tenth (10th) day following the date on which we first make public disclosure of the scheduled date of the 2007 annual meeting, provided that such date is not earlier than November 28, 2006 as required by Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

Any stockholder interested in making a proposal is referred to Article II, Section 10 of our Bylaws, which filed with the SEC as well as Section 14a-8 promulgated under Regulation 14A of the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has been advised that a representative of Ernst & Young LLP, its independent registered public accounting firm, will be present at the meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires. Our Audit Committee has not yet selected the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

COSTS OF PROXY SOLICITATION

The entire cost of soliciting proxies from the stockholders will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers or regular employees, who will not receive additional compensation for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. We have retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $8,000 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $15,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, in which case we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

2005 ANNUAL REPORT

A copy of our 2005 Annual Report to Stockholders is being furnished to stockholders concurrently herewith. Stockholders many submit a written request to our Secretary for a copy of Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 will be furnished upon request upon the payment of specified reasonable fees limited to our reasonable expenses in furnishing such exhibits.

By Order of the Board of Directors,

Robert M. Pickus Executive Vice President, Secretary and General Counsel

TRUMP ENTERTAINMENT RESORTS, INC.

1000 Boardwalk at Virginia Avenue

Atlantic City, New Jersey 08401

PROXY FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m., local time, on Thursday, April 27, 2006 at the law offices of Weil, Gotshal & Manges, LLP located at 767 Fifth Avenue, New York, New York 10153 on the 25th Floor.

The undersigned hereby appoints Robert M. Pickus and Dale R. Black, and each of them (the “Proxies”), with full power of substitution, as proxies of the undersigned to vote all shares of Common Stock, par value $0.001 per share, and all shares of Class B Common Stock, par value $0.001 per share, of TRUMP ENTERTAINMENT RESORTS, INC., which the undersigned is entitled in any capacity to vote at the above-stated annual meeting, and at any and all adjournments or postponements thereof, on the matters set forth on this proxy card, and, in their discretion, upon all matters incident to the conduct of the annual meeting and upon such other matters as may properly be brought before the annual meeting. This proxy revokes all prior proxies given by the undersigned.

All properly executed proxies will be voted as directed. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR the election of each director-nominee listed below. All ABSTAIN votes will be counted in determining the existence of a quorum at the Annual Meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF TRUMP ENTERTAINMENT RESORTS, INC.

Receipt of the Notice of Meeting and the Proxy Statement, dated March 27, 2006, is hereby acknowledged.

PLEASE SIGN AND DATE WHERE INDICATED ON THE REVERSE SIDE OF THIS PROXY

CARD AND PROMPTLY MAIL THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE FOLLOWING PROPOSAL.

(Please complete in blue or black ink.)

PROPOSAL 1. ELECTION OF CLASS II DIRECTORS.

Nominees: Cezar M. Froelich, Michael A. Kramer and Don M. Thomas

☐  FOR all Nominees (except as marked to the contrary below)    ☐  WITHHOLDING AUTHORITY as to all Nominees

INSTRUCTION: To withhold your authority to vote for any one or more specific nominee(s), print his (their) name(s) on the line below.

Authority withheld for: _________________________________________________________________________

—Continued on the Reverse Side—

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Dated: , 2006

Title or Authority:

Signature:

Signature, if held jointly:

(Joint tenants should EACH sign. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, partner or corporate officer, please give FULL title as such.)

YOUR VOTE IS IMPORTANT! PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TRUMP ENTERTAINMENT RESORTS, INC.

ENTRANCE PASS

2006 ANNUAL MEETING OF STOCKHOLDERS

This is an entrance pass for the 2006 Annual Meeting of Stockholders of Trump Entertainment Resorts, Inc.

In order to attend the annual meeting, you must bring this pass with you.

YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING WITHOUT THIS ENTRANCE PASS!